Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CalAtlantic Group, Inc. Deferred Compensation Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements of CalAtlantic Group, Inc. (formerly known as Standard Pacific Corp.) and subsidiaries and the effectiveness of internal control over financial reporting of CalAtlantic Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California

May 25, 2016